Exhibit 10.23
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Employer and Employee on the Effective Date. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, have the meanings given to such terms in the Appendix of Key Terms, which is attached to this Agreement as Attachment 1, and is considered a part of this Agreement for all purposes and is incorporated herein by reference.
RECITALS
A.    Employer desires to employ Employee on the terms and conditions set forth herein; and
B.    Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.    Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which Employee’s employment is terminated in accordance with Section 6 of this Agreement (the “Term”).
2.    Duties. During the Term of Employee’s employment by Employer:
a.    Employee shall have the position of Title and will have the responsibilities, duties and authority consistent with such position, and as defined and as limited by Employee’s supervisor.
b.    Employee shall concentrate Employee’s activities during the Term on: (i) guiding Carlyle through organizational change and talent development; (ii) creating organizational design for the Human Resources function; (iii) creating a compensation framework for corporate level employees; (iv) leading and developing a high performing and credible Human Resources group; (v) leveraging the Human Resources team’s strengths to take the function to the next level in order to enable the business to achieve its long-term growth objectives; (vi) providing end-to-end leadership for all aspects of the people function including talent management, succession planning, learning and development, talent acquisition, executive and total compensation, employee engagement and organizational development; and (vii) such other responsibilities, consistent with Employee’s position, as may reasonably be assigned to Employee by Employer from time to time.
c.    Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Carlyle, provided that nothing in this Agreement shall preclude Employee from: (i) engaging in personal investment activities (subject to Carlyle’s insider trading and conflict of interest policies); (ii) engaging in activities consented to by Employer pursuant to Section 2.f. below; (iii) serving as a member of the board of directors of the companies named on Schedule A hereto, if any; or (iv) engaging in charitable, professional and/or community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.

d.    Employee acknowledges and agrees that during the Term Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Carlyle and Employer and to do no act that would knowingly injure the business, interests or reputation of Employer or Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Employer of all significant business opportunities that pertain to Carlyle’s business, and Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship or that might benefit Carlyle, which business opportunities Employee learned of during the Term.
e.    Employee shall at all times comply with: (i) all applicable laws, rules and regulations that are related to Employee’s duties and responsibilities assumed hereunder and (ii) all corporate and business policies and procedures of Carlyle and Employer that are applicable to Employee in the Office Location, including, without limitation, the New York Attorney General’s Public Pension Fund Reform Code of Conduct (the “Pension Code of Conduct”).
f.    Employee shall not, without the prior written approval of Employer, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any Person other than Employer.
g.    In connection with Employee’s execution of this Agreement, Employee shall execute and deliver to Carlyle the certification attached hereto as Schedule B. Employee understands and acknowledges that Employer and Carlyle are relying on the certifications and covenants set forth therein as a basis for their compliance with the Pension Code of Conduct and that the accuracy of, and Employee’s continued compliance with, such certifications and covenants are conditions to Employee’s continued employment.
3.    Location. Employee’s office shall be located at Employer’s offices in the Office Location, provided that Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.
4.    Compensation. As compensation for Employee’s services, Employer shall pay Employee the following compensation, subject to Section 6 below:
a.    Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased by Employer from time to time in its sole discretion, depending upon Employee’s performance.
b.    Employer intends to pay bonuses to Employee from time to time as described below and as determined by Employer, provided that Employee is employed by Employer at the time of payment of such bonuses (except as otherwise indicated in Section 7 hereto) and the other terms and conditions for payment of such bonuses as described herein are satisfied:
i.    Sign On Bonus. If the Commencement Date occurs on or prior to December 31, 2019 and Employee receives less than the Sign On Bonus Amount during calendar year 2019 (excluding any amounts paid in respect of the Special Bonus Amount), Employer shall pay the shortfall to Employee by no later than 45 days after the end of calendar year 2019. If the Commencement Date occurs during the period commencing January 1, 2020 through and including February 24, 2020, and Employee receives less than the Sign On Bonus Amount during such period (excluding any amounts paid in respect of the Special Bonus Amount), Employer shall pay the shortfall to Employee on Employer’s next regularly scheduled payroll date following the date that is 30 days after the Commencement Date. Employee understands and agrees that if at any time prior to the first anniversary of the Commencement Date, Employee terminates Employee’s employment pursuant to Section 6.c.ii. or Employer terminates Employee’s employment pursuant to Section 6.b.ii., then, in each case, Employee shall repay to Employer the full Sign On Bonus Amount received by Employee pursuant to this Section 4.b.i. within 45 days following the date of termination of Employee’s employment. The Sign On Bonus Amount shall not be payable by Employer if Employee’s employment terminates for any reason, whether such termination is by Employer or by Employee, prior to the date the Sign On Bonus Amount is paid.
ii.    Special Bonus. Employer shall pay the Special Bonus Amount to Employee on Employer’s next regularly scheduled payroll date following the date that is 30 days after the Commencement Date (the “Special Bonus Payment Date”). Employee understands and agrees that if at any time prior to the first anniversary of the Commencement Date, Employee terminates Employee’s employment pursuant to Section 6.c.ii. or Employer terminates Employee’s employment pursuant to Section 6.b.ii., then, in each case, Employee shall repay to Employer the full Special Bonus Amount received by Employee pursuant to this Section 4.b.ii. within 45 days following the date of termination of Employee’s employment. The Special Bonus Amount shall not be payable by Employer if Employee’s employment terminates for any reason, whether such termination is by Employer or by Employee, prior to the Special Bonus Payment Date.
iii.    2020 Guaranteed Bonus. To the extent Employee receives less than the 2020 Guaranteed Bonus Amount during calendar year 2020 (excluding any amounts paid in respect of the Sign On Bonus Amount or the Special Bonus Amount), Employer shall pay the shortfall to Employee within 30 days after the end of calendar year 2020 (and/or in Carlyle’s discretion shall grant or allocate any Equity Interests within 75 days after the end of calendar year 2020, as applicable).
iv.    Eligibility for Discretionary Bonuses Following Calendar Year 2020. For periods following calendar year 2020, all bonuses will be payable to Employee at Employer’s discretion in connection with Employer’s annual discretionary year-end performance-based bonus program. Any discretionary bonus shall be payable in Currency in accordance with Employer’s policies and procedures, and all or a portion of any such discretionary bonus may be paid in deferred restricted common units or similar interests (at the election of Employer), but in no event shall any such discretionary bonus be paid later than March 15 of the following year. Any discretionary bonuses paid before December 31, 2019 (if any) will first count against the Sign On Bonus Amount and the Special Bonus Amount. Any discretionary bonuses paid from

January 1, 2020 through December 31, 2020 inclusive (if any) will first count against the Sign On Bonus Amount (to the extent not previously paid) and the Special Bonus Amount (to the extent not previously paid) and the 2020 Guaranteed Bonus Amount.
c.    During the Term, Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment and other business expenses in connection with Employer’s or Carlyle’s business to the extent such expenses are consistent with Carlyle’s internal reimbursement guidelines.
d.    During the Term, Employee shall, as incidences of employment, be eligible to participate in employee benefit plans and programs providing health, insurance, retirement and vacation benefits on terms at least as beneficial, and to the same extent as offered to other employees with Employee’s tenure and level of Title for the Office Location pursuant to the terms and eligibility requirements thereof and as such plans and programs may be amended from time to time.
e.    To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) during the Term to make personal investments directly in investments made by Carlyle and its investment funds during the Term without fees or carried interest (unless otherwise specified in the applicable subscription documents), provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with Carlyle’s policies established for coinvestments by other employees at the level of Title in the Office Location, including an expense recovery allocation. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
f.    Employee will be entitled to receive the equity-based award outlined in, and subject to the terms of, the Equity-Based Award Term Sheet that is attached to this Agreement as Attachment 2, which is considered a part of this Agreement for all purposes and is incorporated herein by reference.
5.    Background Investigation. Employee’s employment is contingent upon Employer’s satisfactory completion of its background investigation of Employee, which shall be completed within 90 days of the Commencement Date. In addition, Employer may require that a background investigation be conducted by an independent third party. An unsatisfactory background investigation or a delay in the process due to lack of response from Employee for requested information will result in the termination of the offer of employment and in the event Employee’s employment has commenced, such employment shall be terminated and such termination shall be deemed to be for Cause (as defined herein).
6.    Termination. If Employee does not commence employment with Employer, for any reason, by the Commencement Date (including because any non-competition or garden leave covenants applicable to Employee with any Former Employer have not expired or been waived, or Employer’s earlier withdrawal of this Agreement for any reason), this Agreement and any related agreement entered into between Employee and Carlyle shall be null and void and no amounts shall be payable to Employee by Employer hereunder or thereunder. For the avoidance of doubt, Employee will not be an employee of Employer or Carlyle unless and until Employee actually begins employment on the Commencement Date. Employee’s employment with Employer shall be terminable at any time during the Term as follows:
a.    automatically upon Employee’s death;
b.    by Employer, subject only to such notification requirements as are required by this Section 6.b.:
i.    upon Employee’s incapacitation by accident, sickness or other circumstance that renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period, subject to the requirements of the Americans With Disabilities Act or any similar applicable law;
ii.    for Cause, which for purposes of this Agreement means that Employee has: (A) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder; (B) willfully engaged in conduct that Employee knows or, based on facts known to Employee, should know, is materially injurious to Employer or any of its affiliates; (C) materially breached any provision of this Agreement (other than Section 8.c. or Section 8.d., which are addressed in sub-section (F) below); (D) been convicted of, or entered a plea bargain or settlement admitting guilt for, (x) fraud, embezzlement or any other felony or (y) any misdemeanor involving moral turpitude, in each case under the laws of the United States or of any state or municipality or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding for purposes of both clause (x) and (y), minor traffic infractions); (E) been the subject of any judicial or administrative order obtained or issued by the U.S. Securities and Exchange Commission or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied); or (F) breached any provision of Section 8.c. or Section 8.d.; or
iii.    for any other reason whatsoever, upon 30 days written notice to Employee, or immediately if Employer pays Employee 30 days’ compensation as severance pay; and
c.    by Employee, at any time during the Term, subject to such notification requirements as are required by this Section 6.c. and the Notice Period described in Section 16 hereof:
i.    for Good Reason, which means: (A) a material breach of this Agreement by Employer or (B) a significant, sustained reduction in, or adverse modification of, the nature and scope of Employee’s authority, duties and privileges during the Term (whether or not accompanied by a change in title), but in each case only if such Good Reason has not been corrected or cured by Employer within 90 days after Employer has received written notice from Employee of Employee’s intent to terminate Employee’s employment for Good Reason and specifying in detail the basis for such termination; or
ii.    for any other reason whatsoever, upon 90 days written notice to Employer.
7.    Effect of Termination.
a.    Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive: (i) the unpaid Base Salary Amount, but only to the extent such compensation has accrued through the effective date of such termination; (ii) reimbursement pursuant to Section 4.c. for business expenses incurred by Employee during the Term; and (iii) any vested amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and, except in the case of a termination pursuant to Section 6.b.ii., amounts accrued and arising from any equity-based incentive plan. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Employee’s employment hereunder. In the event that Employee’s employment is terminated by Employer for any reason, Employee’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 7.
b.    If at any time on or before the second anniversary of the Commencement Date (provided that Employee commenced employment with Employer on the Commencement Date): (i) Employee terminates Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 6.b.ii. or (ii) Employer terminates Employee’s employment pursuant to Section 6.b.iii., then, subject to Employee timely signing and not revoking a release of claims in a form reasonably acceptable to Employer that releases Employer and its affiliates from further claims and liabilities relating to Employee’s employment and the termination of Employee’s employment (other than claims for indemnification pursuant to Section 9) (the “Release”), Employer shall pay (in addition to the payments and benefits set forth in Section 7.a.) cash severance to Employee (and/or continued vesting or other applicable terms in Equity Interests (if any) that may have been granted in respect of the 2020 Guaranteed Bonus Amount), within 60 days after the date of such termination, in an amount equal to: (x) the unpaid portion, if any, of the Base Salary Amount that Employer would have paid Employee from the date of such termination through the second anniversary of the Commencement Date if Employee’s employment had not terminated and (y) the excess, if any, of the 2020 Guaranteed Bonus Amount over the cumulative amount of all bonuses actually paid to Employee pursuant to Section 4 (including, without limitation, any amounts previously paid in respect of the 2020 Guaranteed Bonus Amount, but excluding any amounts previously paid in respect of the Sign On Bonus Amount and the Special Bonus Amount) from the Commencement Date through such date of employment termination; provided that the aggregate amount of severance payable pursuant to this Section 7.b. will not be less than 25% of the Base Salary Amount.

c.    If at any time after the second anniversary of the Commencement Date (provided that Employee commenced employment with Employer on the Commencement Date): (i) Employee terminates Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 6.b.ii. or (ii) Employer terminates Employee’s employment pursuant to Section 6.b.iii., then, subject to Employee timely signing and not revoking the Release, Employer shall pay (in addition to the payments and benefits set forth in Section 7.a.) cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount that is not less than 25% of the Base Salary Amount.
d.    The sole liability of Employer under this Agreement upon a termination of Employee’s employment (provided that Employee commenced employment with Employer on the Commencement Date) shall be: (i) to pay the amounts expressly provided for in this Section 7 as being due and owed upon such termination and (ii) to comply with any other obligations under this Agreement that expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.
8.    Records and Confidential Data.
a.    All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer promptly following its request therefore or automatically promptly following the end of the Term.
b.    Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information, knowledge and data developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, financial, tax, privileged or economic information relating to Carlyle (including, for this purpose, any affiliates, members, partners and employees) or any other confidential or proprietary information relating to the business, strategic, advertising, marketing, trade practices or investment activities of Carlyle or any affiliates, members or any portfolio investments held by any investment fund controlled by Carlyle or its affiliates (collectively, “Confidential Information”). Employee shall not at any time, directly or indirectly, disclose to any Person (other than Carlyle) or use for any purpose other than in accordance with Employee’s employment with Carlyle, any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) that has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless: (i) authorized in writing by Employer; (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 8; (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates) or to auditors, counsel, or other professional advisors to Employer or Carlyle; or (v) disclosure is required by a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information. Prior to any disclosure of Confidential Information, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information. Employee agrees that Employee’s obligations under this Section 8 may be enforced by specific performance and that breaches or prospective breaches of this Section 8 may be enjoined.
c.    Employee will not disclose publicly any information about Carlyle’s private placement fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, and will not discuss (or authorize others to discuss) any such private placement fundraising information with any reporter or representative of any press or other public media.
d.    Employee represents that Employee’s employment by Employer does not and will not violate or breach any agreement to which Employee is a party with any Former Employer, including, but not limited to, any non-competition, non-solicitation or other restrictive covenants or agreements, any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by Employer or any other restrictive covenant contained in any agreement to which Employee is a party with any Former Employer. Employee agrees that Employee will not perform any work, engage in any activities for, or provide any services with, to, for or on behalf of, Employer prior to the Commencement Date or otherwise take any actions (or inaction) that would violate any agreements or covenants between Employee and any Former Employer. Employee represents and agrees that Employee’s entry into this Agreement and the payment of any amounts hereunder by Employer will not violate any agreements or covenants between Employee and any Former Employer (or other counter-party). Employee further agrees that during Employee’s employment by Employer, Employee will not violate any provision in any agreement to which Employee is a party or any covenant in any agreement to which Employee is a party related to non-competition, non-solicitation or confidentiality, including any such agreements or covenants Employee entered into with any Former Employer (or other counter-party). Employee agrees that Employee will not improperly make use of or disclose any confidential information or trade secrets of any Former Employer or other third party, nor will Employee bring onto the premises of Employer or use, any unpublished documents or any property belonging to any Former Employer or other third party, in violation of any agreements with such Former Employer or third party. For purposes of this Agreement, “Former Employer” shall mean The Goldman Sachs Group, Inc. and any predecessor entities or affiliates of The Goldman Sachs Group, Inc., together with any other former employer who has employed Employee in the past or current employer who currently employs Employee, including but not limited to, any employer to which Employee has provided notice of Employee’s resignation as of the Effective Date.
e.    Employee indemnifies Employer and its affiliates and holds them harmless from any losses, expenses (including, but not limited to, attorneys’ fees and costs) or damages incurred as a result of Employee’s actual or alleged violation or breach of this Section 8. Employee shall also pay for any losses, expenses (including, but not limited to, attorneys’ fees and costs) or damages

Employee personally incurs as a result of Employee’s actual or alleged violation or breach of this Section 8.
f.    Notwithstanding any other provision of this Agreement: (i) no provision of this Agreement prohibits or restricts any employee from reporting possible violations of law or other whistleblower information to a government regulator or governmental agency (including the right to receive an award for information provided to any such government agencies); (ii) Carlyle’s consent is not required for such disclosure to a regulator or governmental agency; and (iii) notice to Carlyle is not required in the case of such whistleblower disclosure to a government regulator or government agency. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose information covered by Carlyle’s attorney-client privilege or attorney work product without Carlyle’s prior written consent. The obligations under this Section 8 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
9.    Indemnification.
a.    Employer will indemnify, defend (limited to reasonable attorneys’ fees and costs) and hold Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith during the Term while performing services on behalf of Carlyle (and/or any of its portfolio companies) within the scope of Employee’s employment for Employer, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. Provided further that as a condition to indemnification in any proceeding in which Employee seeks indemnification, Employee shall be required to: (i) keep Carlyle or its designated counsel fully informed of the progress, relevant facts, issues and events of such proceeding; (ii) cooperate with Carlyle and its counsel in the defense of any such proceeding in accordance with this Agreement; (iii) provide truthful testimony in and diligently pursue defense of such proceeding; and (iv) refrain from settling such proceeding without Carlyle’s approval and unless such settlement has a full and unconditional release of Carlyle and Employee and imposes no payment obligations on Carlyle (to Employee or any other Person). The obligations of Employer under this Section 9 shall survive any termination of Employee’s employment. The indemnification of Employee hereunder shall be secondary to and excess of any and all payment to which Employee is entitled pursuant to any insurance policy issued to or for the benefit of Employee, Carlyle and/or any Carlyle portfolio company.
b.    Notwithstanding the foregoing, the indemnification obligations of Employer shall be subject to the conditions that such acts, decisions or omissions made by Employee do not constitute fraud, willful misconduct or gross negligence. If, when and to the extent that Employer determines that Employee would not be permitted to be so indemnified under applicable law, Employer shall be entitled to be reimbursed by Employee (who hereby agrees to reimburse Employer) for all such amounts paid prior to that determination. It is understood and agreed that the foregoing agreement by Employee shall be deemed to satisfy any requirement that Employee provide Employer with an undertaking to repay any advanced amounts if it is determined that Employee is not entitled to indemnification under applicable law.

c.    In the event of any indemnification made by Employer, Carlyle or a Carlyle investment fund with respect to Employee, then Employer, Carlyle and/or such investment fund, as applicable, shall be subrogated to the extent of such payment to all of the rights of recovery of Employee, including the rights of Employee under any insurance policies. Employee shall cooperate with Employer (and/or each investment fund to which Employee provides investment advice), shall execute all papers reasonably required, and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable Employer (and/or each investment fund to which Employee provides investment advice) effectively to bring suit to enforce such rights.
d.    The obligations of Employer (and/or each such investment fund to which Employee provides investment advice) under this Section 9 shall survive any termination of this Agreement.
10.    Non-Disparagement. Employee covenants and agrees that, both during and following Employee’s employment with Employer, except as prohibited by applicable law, Employee shall not make any communication (in writing, orally or otherwise) that is disparaging about, and shall at all times speak well of, Carlyle or Carlyle’s affiliates, investment funds or portfolio companies or any of their respective principals, directors, businesses, partners, officers or agents. For purposes of this Agreement, a communication that is disparaging includes, but is not limited to, any communication that is critical or derogatory or that may reasonably be expected to tend to injure the reputation or business of Carlyle or such Person. Employee agrees and acknowledges that the foregoing non-disparagement covenant is a material inducement to Carlyle to enter into this Agreement and, as such, it is agreed by the parties that any violation of this Section 10 by Employee will constitute a material breach of this Agreement. Employee further agrees that the remedy at law for any breach of this Section 10 may be inadequate, and that Carlyle shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in this Section 10. Notwithstanding the foregoing, Employee shall not be deemed to have violated this Section 10 in the case of any communication that is made: (i) pursuant to a court order, subpoena or legal process; (ii) to a court, mediator, government agency or arbitrator in connection with any litigation or dispute between Employer and Employee; or (iii) exclusively to Employer in the course of Employer’s supervision or review of Employee’s job performance. The obligations under this Section 10 shall survive the expiration or termination of this Agreement.
11.    Non-Solicitation. Employee covenants and agrees that, both during Employee’s employment with Employer and for a period of twelve months after the last day that Employee is employed by Employer or an affiliate thereof, Employee will not, directly or indirectly, without the prior written consent of Carlyle: (i) participate in any capacity, including as an investor or an advisor, in any transaction that Carlyle or any of its affiliates was actively considering investing in or offering to invest in prior to the date of termination; (ii) solicit, contact or identify investors in any investment partnership, fund or managed account controlled or advised by Carlyle or its affiliates (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership, fund or managed account) on behalf of any Person; or (iii) recruit, solicit, induce or seek to induce any current employee of Employer or its affiliates to become employed by Employee or any other Person. Employee agrees that this Section 11 may limit Employee’s ability to earn a livelihood in a business similar to the business conducted by Employer, but Employee nevertheless hereby agrees and hereby acknowledges the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in this Section 11 are reasonable and necessary to protect Carlyle’s trade secrets and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 11 to be unenforceable or invalid for any reason, Employee and Carlyle agree that this Section 11 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. Employee agrees and acknowledges that the foregoing non-solicitation covenant is a material inducement to Carlyle to enter into this Agreement. Employee further agrees that the remedy at law for any breach of this Section 11 may be inadequate, and that Carlyle shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in this Section 11. The obligations under this Section 11 shall survive the expiration or termination of this Agreement.
12.    Offset. To the fullest extent permitted by law, Carlyle shall have the right to set-off or otherwise withhold, any and all proceeds, distributions and payments (other than wages due to Employee solely by virtue of such Employee’s status as an employee), including without limitation, bonus payments, equity-based awards and any amounts representing such Employee’s direct and indirect share of distributions or incentive fees otherwise payable from any Carlyle-related fund or entity (including Carlyle’s investment or coinvestment funds), in order to recover any amounts due to Carlyle from Employee, including damages as a result of breach of any contractual obligation that Employee has to Employer.
13.    Governing Law. The validity of this Agreement and any of the terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.
14.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
15.    Arbitration.
a.    Except as provided in below or prohibited by applicable law, any dispute, claim or controversy arising in connection with or relating to this Agreement or otherwise in connection with or relating to Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation, Employee’s deferred restricted common units of The Carlyle Group L.P. (if applicable) and Employee’s personal coinvestments (if applicable) shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement. The parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a single arbitrator mutually selected by the parties. A court of competent jurisdiction shall appoint any arbitrator who has not been appointed within 60 days after the date of the Arbitration Notice. Judgment may include costs and attorneys’ fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the Arbitration Location or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrator shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction. The arbitration proceedings contemplated by this Agreement shall be confidential and private to the maximum extent permitted by law, and such confidentiality obligations shall be enforceable by injunction.
b.    Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, unless otherwise prohibited by law, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, including where necessary: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of Sections 8, 9, 10 and 11 of this Agreement; and (iv) to enforce any decision of the arbitrator, including the final award.
16.    Garden Leave. Given the importance of Employee’s position with Employer, Employee’s access to and use of Confidential Information (as defined herein) and the irreparable harm that Employee’s departure would likely cause Carlyle, its investor relationships and its business opportunities, Employee agrees that during the period commencing on the date on which Employer receives written notice of Employee’s resignation or retirement from employment with Employer in accordance with Section 6.c. and for 90 days thereafter (the “Notice Period”), Employee will remain an employee of Employer and will not be free to begin an employment relationship with another Person, absent Employer’s written consent. During the Notice Period, Employer shall continue to pay Employee the Base Salary Amount at the rate then in effect in accordance with Employer’s payroll policies and Employee will be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Notice Period, Employer reserves the right to: (a) change or remove any of Employee’s duties; (b) require Employee to remain away from the Employer’s premises; and/or (c) take such other action as determined by Employer to aid and assist in the transition process associated with Employee’s departure. During the Notice Period, Employee must continue to act in a manner consistent with this Agreement and Employee’s duty of loyalty to Employer. Employer, in its sole discretion, may waive all or a portion of the Notice Period and/or the provisions of this Section 16 at any time and for any reason or for no reason. For the avoidance of doubt, if Employer waives all or a portion of the Notice Period and/or the provisions of this Section 16, Employee shall not be entitled to any Base Salary Amount for the portion of the Notice Period that has been waived.
17.    Provisions. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and their portfolio companies.
18.    Defend Trade Secrets Act Disclosure. By Employee’s signature to this Agreement, Employee acknowledges that Employee has received and reviewed The Carlyle Group’s Whistleblower Policy, which is attached hereto as Attachment 3, and which, among other things, provides written notice to Employee of certain immunity provided by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

19.    Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:
If to Employer:
The Carlyle Group Employee Co., L.L.C.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attn: General Counsel
If to Employee:
Address on Record with Employer
20.    Withholding. All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions, in each case, as required by law or as elected by Employee.
21.    At-Will Employment. Employee’s employment with Employer will be on an “at-will” basis, meaning that either Employee or Employer may terminate Employee’s employment at any time and for any reason or no reason, subject to its or Employee’s obligations pursuant to Section 6 and Section 7. Further, Employee’s continued employment, as well as Employee’s participation in any benefit programs does not assure Employee of continuing employment with Employer. Employer also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of Employee’s employment and may only be modified upon an express written approval of Carlyle.
22.    No Assignment. Employer shall not, without Employee’s consent, assign any of Employer’s rights, interests, obligations or entitlements under this Agreement to any Person other than a commonly controlled affiliate of Employer in connection with an internal reorganization of Carlyle. This Agreement will be binding on all successors and assigns of Employer and Carlyle. Employee may not assign any of Employee’s rights or obligations under this Agreement.
23.    Headings. The section headings in this Agreement are for convenience of reference only and will in no event affect the meaning or interpretation of this Agreement.
24.    Duration of Terms. The respective rights and obligations of the parties hereunder will survive any termination of Employee’s employment and the termination of the Term to the extent necessary to give effect to such rights and obligations.
25.    Entire Agreement. This Agreement and the documents and Attachments referenced herein: (a) constitute the entire agreement among Employer and Employee with respect to the subject matter hereof; (b) supersede any prior agreement or understanding among or between them with respect to such subject matter, except any prior confidentiality agreement or assignment of rights agreement Employee signed for the benefit of Employer or its affiliates; and (c) may not be amended except in a writing signed by both Employer and Employee.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Employer and Employee each have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel

EMPLOYEE:		/s/ Bruce Larson
Bruce Larson

ATTACHMENT 1
APPENDIX OF KEY TERMS
This Appendix of Key Terms is considered a part of the employment agreement (the “Employment Agreement”) to which it is attached for all purposes and is incorporated by reference into the Employment Agreement. For purposes of the Employment Agreement, the following terms shall have the meanings ascribed to them below:
1.    “Agreement” means the Employment Agreement between Employer and Employee that is effective as of the Effective Date.
2.    “Arbitration Location” means Washington, D.C.
3.    “Arbitration Notice” has the meaning given to it in Section 15.a. of the Employment Agreement.
4.    “Base Salary Amount” means $275,000 per annum in Currency.
5.    “Carlyle” means Carlyle Investment Management, L.L.C. and its affiliates collectively operating under the trade name “The Carlyle Group,” which, for the avoidance of doubt, includes Employer and its affiliates.
6.    “Cause” has the meaning given to it in Section 6.b.ii. of the Employment Agreement.
7.    “Commencement Date” means the date on which Employee commences employment with Employer, which such date shall be a date to be agreed upon between Employer and Employee that shall be as soon as reasonably practicable following the later of: (a) Employee’s termination of employment from Employee’s Former Employer and (b) the expiration of any non-competition or garden leave covenants applicable to Employee with any Former Employer, which such expiration shall occur prior to February 17, 2020. The Commencement Date shall not be later than February 24, 2020. Employee agrees to use Employee’s best efforts to seek a waiver of any applicable restrictions from Employee’s Former Employer to facilitate a Commencement Date of October 1, 2019. Employee shall not be an employee of Employer unless and until Employee actually commences employment on the Commencement Date.
8.    “Confidential Information” has the meaning given to it in Section 8.b. of the Employment Agreement.
9.    “Currency” means USD.
10.    “Effective Date” means August 5, 2019.
11.    “Employee” means Bruce Larson.
12.    “Employer” means The Carlyle Group Employee Co., L.L.C., a Delaware limited liability company.
13.    “Equity Interests” has the meaning given to it in paragraph 26 of this Appendix of Key Terms.
14.    “Former Employer” has the meaning given to it in Section 8.d. of the Employment Agreement.

15.    “Good Reason” has the meaning given to it in Section 6.c.i. of the Employment Agreement.
16.    “Governing Jurisdiction” means Washington, D.C.
17.    “Notice Period” has the meaning given to it in Section 16 of the Employment Agreement.
18.    “Office Location” means Washington, D.C.
19.    “Pension Code of Conduct” has the meaning given to it in Section 2.e. of the Employment Agreement.
20.    “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
21.    “Sign On Bonus Amount” means $1,000,000 in Currency.
22.    “Special Bonus Amount” means $587,133 in Currency. The amount of the Special Bonus Amount was determined based on an allocation of $350,000 in respect of relocation expenses anticipated to be incurred by Employee and $237,133 in respect of interests that would have been payable to Employee by Employee’s Former Employer.
23.    “Term” has the meaning given to it in Section 1 of the Employment Agreement.
24.    “Title” means Chief Human Resources Officer, Managing Director-Partner.
25.    “2020 Guaranteed Bonus Amount” means a minimum value of $1,000,000 payable in Currency or payable in deferred restricted common units or other Carlyle equity interests (collectively, the “Equity Interests”) or payable in a combination of Currency and Equity Interests, as determined in Carlyle’s sole discretion.
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